Filed pursuant to Rule 424(b)(3) and (c)
                                                    Registration Number 33-62010

PROSPECTUS SUPPLEMENT
(to prospectus dated August 4, 1997)


                             OHIO VALLEY BANC CORP.
                                420 Third Avenue
                             Gallipolis, Ohio 45631
                                 (740) 446-2631


             DIVIDEND REINVESTMENT AND EMPLOYEE STOCK PURCHASE PLAN

           -----------------------------------------------------------
                              829,061 COMMON SHARES
                               (without par value)
           -----------------------------------------------------------


          This prospectus supplement supplements our prospectus dated August 4, 1997 relating to our Dividend Reinvestment and Employee Stock Purchase Plan which we refer to as the "Plan." You should read this prospectus supplement in connection with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent the information in this prospectus supplement supercedes the information contained in the prospectus.

     On April 16, 2002, we amended the Plan in the following two ways:

o We increased the maximum amount of voluntary cash payments ("Supplemental Investments") a participant in the Plan can make to purchase additional common shares of Ohio Valley Banc Corp. from $2,000 to $3,000 per Investment Period (any three-month period ending on January 31, April 30, July 31 or October 31).

o We increased the maximum amount that employees of Ohio Valley Banc Corp. and its subsidiaries who are not shareholders may initially invest when they become participants in the Plan from $2,000 to $3,000.

     These amendments became effective at the start of the Investment Period which began on May 1, 2002.












                    The date of this prospectus supplement is
                                  May 10, 2002.